Deloitte & Touche LLP (“Deloitte”) was replaced as the independent registered public accounting firm to the OCM Gold Fund (the “Fund”) effective April 24, 2018. The Fund’s Audit Committee participated in, and approved, the Fund’s decision to change auditors, which was not a result of Deloitte resigning or declining to serve as the Fund’s registered public accounting firm. Deloitte’s reports on the Fund’s financial statements for the fiscal years ended November 30, 2016 and November 30, 2017 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Fund’s fiscal years ended November 30, 2016 and November 30, 2017, and for the six months ended May 31, 2018, (i) there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or accounting principles, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Fund’s financial statements for such fiscal years, and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On April 24, 2018, the Fund by action of its Board of Trustees upon the recommendation of the Fund’s Audit Committee engaged Tait, Weller & Baker LLP (“Tait, Weller & Baker”) as the independent registered public accounting firm to audit the Fund’s financial statements for the fiscal year ending November 30, 2018. During the Fund’s fiscal years ended November 30, 2017 and November 30, 2016, neither the Fund nor anyone on their behalf has consulted Tait, Weller & Baker on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

April 1, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Exhibit 99a4 of Form N-CSRS for OCM Gold Fund, a series of OCM Mutual Fund, dated August 8, 2018, and have the following comments:

1.	We agree with the statements made in the first paragraph.

2.	We have no basis on which to agree or disagree with the statements made in the second paragraph.

Yours truly,

/s/ Deloitte & Touche LLP